Exhibit 99.1

FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.
ANNOUNCES ESTIMATED FOURTH QUARTER 2010 RESULTS
AND 2011 EARNINGS GUIDANCE

February 11, 2011 (The Woodlands, Texas), TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced estimated fourth quarter 2010 earnings and earnings guidance for 2011. As a result of significant year-end asset impairments and other charges, many of which were enumerated in the January 25, 2011 press release, TETRA expects to report a fourth quarter 2010 pretax loss ranging from approximately $100 to $105 million. In addition, the Company estimates that 2011 earnings will be within a range of $0.55 to $0.75 per fully diluted share, before discontinued operations.

Stuart M. Brightman, President and Chief Executive Officer, stated, “We have not completed our normal year-end audit and, as a result, we are unable to provide final fourth quarter 2010 results at this time. All fourth quarter 2010 amounts referenced in this press release are estimates. We anticipate that audited results will be released on February 25, 2011. Estimated results for the fourth quarter of 2010 reflect pretax charges totaling approximately $109 million, including the following:

•	oil and gas property impairments and other charges totaling approximately $80 million primarily related to Maritech’s increase in asset retirement obligations;

•	the impairment of the Offshore Services segment’s dive support vessel ‘Epic Diver’ and other equipment totaling approximately $17 million; and

•	the approximately $7 million impairment of the Fluids Division’s Lake Charles, Louisiana calcium chloride manufacturing facility.

“Excluding the above charges, our estimated fourth quarter 2010 results reflect favorable trends in our Fluids, Maritech, Production Testing and Compressco businesses, and a weak fourth quarter for our Offshore Services segment. The Fluids Division’s improvement in the recent quarter as compared to the third quarter of 2010 is attributable to several fluids projects that were completed in the Gulf of Mexico, continuing strength in the onshore fluids market and an improvement in production rates at our El Dorado, Arkansas calcium chloride plant. Production process enhancements at the El Dorado plant resulted in this increased production, which has continued into the first quarter of 2011. Our domestic calcium chloride business also experienced improvement during the fourth quarter of 2010.

“Our Offshore Services segment had an operating loss in the fourth quarter of 2010, excluding the impact of the impairments. We believe that this unfavorable performance reflects a continuation of the competitive market conditions in the Gulf of Mexico we noted earlier in 2010. In addition, our customers have not yet begun the anticipated decommissioning work that we believe will result from NTL No. 2010 G-05, the ‘Idle Iron’ regulations. Although we do not expect a significant improvement in the first quarter of 2011, expected seasonally favorable weather in the Gulf of Mexico and the resumption of a more typical market environment in addition to incremental activity generated by the ‘Idle Iron’ regulations, should result in a much improved second quarter.

“Maritech’s estimated fourth quarter 2010 results were significantly impacted by approximately $80 million of pretax property impairments and other charges. While we expect the ‘Idle Iron’ regulations to benefit our Offshore Services segment, the expected increase in demand for abandonment and decommissioning services as well as the acceleration of the timeline on which we had planned to decommission certain properties, both of which were precipitated by the regulations, were significant factors in the reevaluation of Maritech’s asset retirement obligations. In addition, our long-term strategy of focusing Maritech’s capital investments on our core productive properties led to reserve impairments on certain non-core properties. Excluding the aggregate impact of these charges and impairments, Maritech’s estimated adjusted pretax income for the fourth quarter of 2010 represents a large sequential improvement versus the prior quarter, reflecting the impact of additional production from our Timbalier Bay properties. We are optimistic that this positive trend will continue into 2011.

“The Production Testing segment’s estimated fourth quarter 2010 results compare favorably to third quarter 2010 results. This sequential improvement was driven by continued strength in our domestic testing business, steady results in Mexico and continued growth in other international areas.

“Compressco experienced a slightly improving domestic market during the fourth quarter, although it continues to face operating challenges in Mexico. Overall, there was an improvement in sequential adjusted results versus the prior quarter. Compressco also continued to focus on growth in other international areas.

“Our 2010 year-end net debt position was $239.7 million (net debt is a non-GAAP financial measure that is reconciled to the nearest GAAP financial measure in the accompanying table). We reduced net debt by a total of $37.1 million during the period from December 31, 2009 through December 31, 2010, on the strength of our cash flow. Given the challenging market conditions we experienced during 2010, this level of debt reduction is a very encouraging accomplishment.”

2011 Earnings Guidance

TETRA has based the following 2011 earnings guidance on certain market assumptions, including: a normal amount of weather-related downtime for its Gulf of Mexico operations; an average Gulf Of Mexico rig count of 27; an average US rig count of 1,729; an average international rig count of 1,120; an average unhedged oil price of $90.00/barrel; and an average unhedged gas price of $4.40/MCF.

Divisional Estimates (continuing operations)
(in millions)		Profit Before
	Revenues	Tax (PBT)	Cash CapEx(1)		DD&A(2)
Fluids Division	$255.0 - 275.0	$24.0 - 28.0	$32.0		$21.0
Offshore Services	290.0 - 320.0	46.5 - 53.5	18.0		19.0
Maritech	150.0 - 170.0	10.5 - 16.5	40.0	(3)	79.0
Intersegment eliminations	(50.0)	0.3	-		-
Offshore Division	390.0 - 440.0	57.3 - 70.3	58.0		98.0
Production Enhancement Division	200.0 - 220.0	47.0 - 55.0	34.0		31.0
Operating divisions total	$845.0 - 935.0	$128.3 - 153.3	$124.0		$150.0

(1) Excludes $2.7 million of corporate.
(2) Excludes $3.4 million of corporate.
(3) Does not include $80.0 million of net cash for Maritech WA&D activities that are not classified as CapEx.

Consolidated Estimate (continuing operations)
(in millions, except per share amounts)
	TETRA Earnings Guidance Range
Operating profit (divisional PBT)	$128.3	$153.3
Corporate overhead	(41.5)	(43.5)
Net interest and other expenses	(21.5)	(21.5)
TETRA income before taxes	65.3	88.3
Provision for income taxes (35%)	(22.9)	(30.9)
Net income	$42.4	$57.4
Fully diluted shares outstanding	77.0	77.0
Per share earnings	$0.55	$0.75

Stuart M. Brightman, TETRA’s President and Chief Executive Officer, continued, “The 2011 earnings guidance of $0.55 to $0.75 per fully diluted share reflects an improvement versus our anticipated adjusted 2010 results and more importantly, highlights certain fundamental changes in our businesses that should further enhance our results in 2012 and beyond. Among these changes are the recovery of the deepwater Gulf of Mexico market and the continued optimization of our El Dorado, Arkansas calcium chloride plant for the Fluids Division, the return of normal activity in the Gulf of Mexico and incremental work generated by the ‘Idle Iron’ regulations for our Offshore Services segment, a continued focus on targeted capital investment in Maritech’s core properties and a reduction in Maritech’s abandonment and decommissioning spending as we move from late 2011 into 2012, and a continued increase in activity in domestic and international markets for our Production Enhancement Division.

“For the Fluids Division, our mid-range 2011 guidance estimates of $265.0 million in revenues and $26.0 million in pretax profit represent a modest improvement over our adjusted 2010 results. We believe that the key factors driving the Fluids Division’s 2011 performance will be a slow improvement in the deepwater Gulf of Mexico, continued strength in our onshore fluids market and an improving international market.

    “As previously noted, process enhancements at the El Dorado, Arkansas calcium chloride plant resulted in increased production rates in the fourth quarter of 2010 and this trend has continued in the current quarter. We expect this improvement to continue to benefit Fluids Division results through the balance of 2011. We believe we will be in a position to evaluate the necessity of any significant additional capital investment in modifications to the plant after we evaluate our first-half performance.

“For the Offshore Services segment, our estimated mid-range guidance is $305.0 million in revenues and $50.0 million in pretax profit for 2011. These estimates anticipate a much stronger market in 2011 than we experienced in 2010. As we have noted, the 2010 market in the Gulf of Mexico was negatively impacted by the drilling moratorium, permitting delays and a very competitive environment. This was particularly evident in our fourth quarter 2010 results, and we expect the negative impact to continue into the current quarter. We expect activity to increase significantly starting in the second quarter of 2011, and this improvement should continue as we benefit from the anticipated work generated by the ‘Idle Iron’ regulations. At this time, our customers appear to be focused on the need to take a more active role in the removal of liabilities affected by the regulations. In anticipation of increased demand for abandonment and decommissioning services, we have recently taken several steps to leverage our already strong market position. First, on December 31, 2010, we acquired certain abandonment and wireline assets and operations from ProServ Offshore, Inc. for $6.3 million. This acquisition will supplement our existing asset base and enable us to take an even stronger market position. Second, our ongoing evaluation of our capabilities resulted in the previously noted fourth quarter impairment of two of our older assets, the Epic Diver and a non-operating barge. In connection with this decision, we have extended our lease on the Adams Challenge, a state-of-the-art dive support vessel. We intend to continue to optimize the use of our strategic assets in this segment and make investments as necessary to further enhance our ability to meet our customers’ needs. For 2011 and beyond, we believe that we are uniquely positioned in this area.

“We are estimating mid-range guidance of $160.0 million in revenues and $13.5 million in pretax profit for our Maritech segment in 2011. Maritech’s production is expected to average 40 to 45 MMcfe/day in 2011 versus average 2010 production of 43.9 MMcfe/day. This production volume is a result of normal decline curves and the assumed sale of several non-core properties, partially offset by the previously noted success of our Timbalier Bay development program during the second half of 2010. During 2011, our overall strategy for Maritech will include an effort to continue to reduce our decommissioning liabilities and we plan to spend approximately $80 million on these activities in 2011. In addition, we will focus an estimated $40 million of capital investment on a very narrow group of oil-weighted properties that include Timbalier Bay and the replacement of the East Cameron 328 wells that were damaged during Hurricane Ike. We anticipate that Maritech’s 2011 results will be negatively affected compared to 2010 results by our hedging position. In 2010, we achieved realized prices of $96.63/barrel and $8.47/Mcf due to beneficial hedges, compared to 2011 hedges of only 2,000 barrels/day of oil at $87.68/barrel and no gas hedges. Strategically, we will continue to seek opportunities to exploit Maritech’s core assets, reduce its liabilities, and divest its non-core assets.

“For the Production Enhancement Division, which includes our Production Testing and Compressco segments, we are estimating mid-range guidance of $210.0 million in revenues and $51.0 million in pretax profit for 2011. We anticipate that activity in the shale basins will remain strong in 2011, continuing the Production Testing segment’s second-half 2010 trend of improving profitability. We expect the operating environment in Mexico to continue to pose challenges in 2011; however, we believe that the continued optimization of our business in light of those circumstances will help to mitigate the affect of operational disruptions, as it has over the last several periods. Finally, the Production Testing segment’s continued focus on expansion in other international markets is expected to drive a significant portion of 2011’s anticipated growth.

“On February 10, 2011, we filed an amended Form S-1 related to the anticipated Compressco MLP. Consequently, we cannot elaborate on our expectations for Compressco’s 2011 performance.

“We will not provide quarterly earnings guidance for 2011. However, we do expect, as previously noted, that our Offshore Services segment will experience a very weak first quarter, followed by significant improvement in the second quarter. The Fluids Division should benefit from seasonally strong European demand for calcium chloride during the second quarter and the El Dorado plant should improve in profitability through the course of the year.

“During 2010, our balance sheet was strengthened by our previously noted net debt reduction, by the amendment of our revolving credit facility, and by our sale of $90 million of Senior Notes in the private market to fund our repayment of a similar amount of outstanding Senior Notes that were scheduled to mature in September 2011. We believe that these actions, in conjunction with our proven ability to generate free cash flow, give us financial flexibility to grow in 2011, both organically and through acquisitions, as opportunities present themselves,” concluded Brightman.

    TETRA is a geographically diversified  oil and gas services company focused on completion fluids and other products, production testing, wellhead compression, and selected offshore services including well plugging and abandonment, decommissioning, and diving, with a concentrated domestic exploration and production business.

Forward Looking Statements

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning the timing and potential impact of impairment charges on 2010 results, expected results of operational business segments for 2010 and 2011, the potential impact on the Company’s operations of security disruptions in Mexico, projections concerning the Company’s business activities in the Gulf of Mexico, including potential future benefits from increased regulatory oversight of well abandonment and decommissioning activities, financial guidance, estimated earnings, earnings per share, and statements regarding the Company’s beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. In addition to the potential impact of security disruptions in Mexico and permitting delays in the Gulf of Mexico, some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Financial Measures

This press release presents the Company’s net debt, which is a financial measure not derived in accordance with generally accepted accounting principles, or “GAAP.” The Company has provided the following reconciliation of this non-GAAP financial measure as a supplement to financial results prepared in accordance with GAAP. This reconciliation is not a substitute for financial information prepared in accordance with GAAP, and should be considered within the context of the complete financial results for the given period. Management views net debt, a non-GAAP financial measure, as a measure of TETRA’s ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities. A reconciliation of long-term debt to net debt as of December 31, 2010 and 2009, is shown below:

	December 31, 2010	December 31, 2009
	(In Thousands)
Long-term debt	$305,035	$310,132
Cash	(65,360)	(33,394)
Net debt	$239,675	$276,738

Contact:
TETRA Technologies, Inc., The Woodlands, Texas
Stuart M. Brightman, 281/367-1983
Fax: 281/364-4346
www.tetratec.com

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